As filed with the Securities and Exchange Commission on September 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0700684
(State of Incorporation)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Halcón Resources Corporation

2016 Long-Term Incentive Plan

(Full title of the plan)

David S. Elkouri

Executive Vice President, Corporate Strategy and Chief Legal Officer

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Name, address and telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.0001 par value per share	10,000,000 shares	$0.31	$3,100,000	$312.17

(1)         Registrant is registering 10,000,000 shares under the Halcón Resources Corporation 2016 Long-Term Incentive Plan, as (the “2016 Plan”), pursuant to this Registration Statement.

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the 2016 Plan as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(3)         Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 (h) under the Securities Act on the basis of the average of the high and low prices of the common stock of Registrant reported on the New York Stock Exchange for September 7, 2016.

PART 1
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the 2016 Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART 2
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Halcón Resources Corporation (“Halcón,” “we,” “us” or “our”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•                                          our Annual Report on Form 10-K, as amended by the Annual Report on Form 10K/A, for the year ended December 31, 2015;

•                                          our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•                                          our Current Reports on Form 8-K as filed with the Commission on March 1, 2016, March 10, 2016, March 14, 2016, March 17, 2016, June 2, 2016, June 13, 2016, July 25, 2016, July 28, 2016, August 2, 2016, and August 15, 2016; and

•                                          the description of our common stock set forth in our registration statement filed on Form 8-A on March 21, 2012, including any amendment or report filed for the purpose of updating such registration statement.

All documents filed by Halcón with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Article Seventh of our amended and restated certificate of incorporation, as amended, and Article VII of our amended and restated bylaws provide for indemnification of our officers and directors, as well as our employees and agents, to the extent authorized by the Delaware General Corporation Law (“DGCL”).  Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.  The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office.

We also have the power to purchase and maintain insurance for such directors and officers.  Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him.

We have also entered into individual indemnification agreements with our directors and certain executive officers.  These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Reference is made to the Exhibit Index on the page immediately following the signature page hereto, which is incorporated herein by reference.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the

Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 9, 2016.

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Floyd C. Wilson and Mark J. Mize, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on September 9, 2016.

Signature	Title

/s/ Floyd C. Wilson
Floyd C. Wilson	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)

/s/ Mark J. Mize
Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Joseph S. Rinando, III
Joseph S. Rinando, III	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Tucker S. Bridwell
Tucker S. Bridwell	Director

/s/ John W. Brown
John W. Brown	Director

/s/ James W. Christmas
James W. Christmas	Director

/s/ Thomas R. Fuller
Thomas R. Fuller	Director

/s/ Kevin E. Godwin
Kevin E. Godwin	Director

/s/ Paul P. Huffard IV
Paul P. Huffard IV	Director

Signature	Title

/s/ David B. Miller
David B. Miller	Director

/s/ Daniel A. Rioux
Daniel A. Rioux	Director

/s/ Michael A. Vlasic
Michael A. Vlasic	Director

/s/ Mark A. Welsh IV
Mark A. Welsh IV	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Weil, Gotshal & Manges LLP

10.1*	Halcón Resources Corporation 2016 Long-Term Incentive Plan

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Netherland Sewell & Associates, Inc.

23.3*	Consent of Weil, Gotshal & Manges LLP (included in its opinion attached as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement)

* Filed herewith.